UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020 (December 7, 2020)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	38-3916511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 35th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Ac

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SIRI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2020, our subsidiary, Sirius XM Radio Inc., entered into a new employment agreement with Scott A. Greenstein (the “Employment Agreement”). Mr. Greenstein’s Employment Agreement provides for his continued service as our President and Chief Content Officer through May 24, 2024. The Employment Agreement is substantially similar to the executive’s existing employment agreement, other than with respect to certain economic changes described below.

Mr. Greenstein’s Employment Agreement specifies an annual base salary of $1,600,000, which annual base salary will be increased by three percent in May 2021, May 2022 and May 2023. Pursuant to the Employment Agreement, Mr. Greenstein will have a target annual bonus equal to 150% of his base salary for the years ending December 31, 2020 and December 31, 2021, and 200% of his base salary for the years ending December 31, 2022 and December 31, 2023, in each case based on the achievement of performance goals.

The Employment Agreement also provides, in the case of certain qualifying terminations, for continuation of health and life insurance benefits for eighteen months and for a lump sum severance payment in an amount equal to: (i) one and one-half times the sum of (x) Mr. Greenstein’s annual base salary and (y) the greater of $2,600,000 or the last annual bonus paid (or due and payable) to him, plus (ii) a pro-rated bonus for the year in which the termination occurs (based on actual achievement of applicable performance criteria) and any earned but unpaid annual bonus with respect to the year prior to the year of termination. Our obligation to pay the severance is subject to Mr. Greenstein’s execution of a release of claims against us.

On the first business day after the effective date of the Employment Agreement that Mr. Greenstein is not subject to a restriction on trading our common stock, we will grant Mr. Greenstein an option to purchase shares of our common stock having a value, calculated based upon the Black-Scholes-Merton option pricing model using the financial inputs consistent with those we use for financial reporting purposes, of $4,290,000 at an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Select Market on that day. On that day, we will also grant Mr. Greenstein restricted stock units (“RSUs”) with a value of $2,200,000 and performance-based restricted stock units (“PRSUs”) with a value of $4,510,000. Each option and RSU award will vest in equal annual amounts on May 24, 2023 and May 24, 2024. The PRSU award will vest based upon the achievement of the applicable performance conditions, subject to his continued employment through May 24, 2024. Each of these awards is subject to acceleration or termination under certain circumstances.

The Employment Agreement also contains other provisions consistent with his existing employment agreement, including confidentiality and non-competition restrictions, as well as a compensation clawback to the extent required by applicable law, regulations or stock exchange listing requirement, or any company policy adopted pursuant thereto.

The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

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Item 9.01.	Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of December 7, 2020, between Sirius XM Radio Inc. and Scott A. Greenstein.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: December 8, 2020

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